News

For Immediate Release

For additional information contact:

1-877-217-9502

Pacholder High Yield Fund, Inc. Announces Final Results of Tender Offer for its Auction Rate Cumulative Preferred Stock, Series W

NEW YORK, NEW YORK, April 14, 2016 – Pacholder High Yield Fund, Inc. (NYSE MKT: PHF) (the “Fund”) announced today the expiration and final results for its issuer tender offer (the “Tender Offer”) for up to 100% of the outstanding shares of the Fund’s Auction Rate Cumulative Preferred Stock, Series W (the “Preferred Shares”) at a price equal to 95.5% of the liquidation preference of $25,000 (or $23,875 per share), plus any unpaid accrued dividends through the expiration date of the Tender Offer, less any applicable withholding taxes and without interest. The Fund’s Tender Offer expired on April 13, 2016 at 5:00 p.m. New York City time (the “Expiration Time”).

As of the Expiration Time, the Fund has accepted for payment an aggregate of 1,690 Preferred Shares resulting in an aggregate cost of $40,348,750, not including fees and expenses. The aggregate number of Preferred Shares to be purchased in the Tender Offer represent approximately 98% of the Fund’s outstanding Preferred Shares as of the Expiration Time. The Preferred Shares of the Fund that were not tendered remain outstanding. Payment for the Preferred Shares is expected to be made promptly by Computershare Trust Company, N.A, the depositary for the Tender Offer.

The information agent for the Tender Offer is Georgeson, Inc. The depositary is Computershare Trust Company, N.A. For questions and information regarding the Tender Offer, please call the Information Agent toll free at (800) 457-0759.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer has been made solely pursuant to an offer to purchase, as amended, and the related letter of transmittal, which set forth the complete terms of the Tender Offer. The Tender Offer has not been made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Fund expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, the Fund undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of the Fund, which may cause the Fund’s actual results to differ materially from those implied or expressed by the forward-looking statements.

About Pacholder High Yield Fund, Inc.

Pacholder High Yield Fund, Inc. is a closed-end management investment company with a leveraged capital structure. The Fund’s investment objective is to provide a high level of total return through current income and capital appreciation by investing primarily in “high yield, high risk” fixed income securities of domestic companies. The Fund’s investment advisor is J.P. Morgan Investment Management Inc., an investment management firm registered with the SEC under the Investment Advisers Act of 1940.

The Fund was organized as a corporation under the laws of Maryland on August 17, 1988 and has registered with the SEC under the Investment Company Act of 1940, as amended. The Fund’s principal office is located at 270 Park Avenue, New York, New York 10017. For more information visit us at www.pacholder.com, or call 1-877-217-9502.